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                                                                    EXHIBIT 2.1

                                                                 CONFORMED COPY


                                MERGER AGREEMENT


     MERGER AGREEMENT (this "AGREEMENT"), dated as of September 30, 1998, by and among GALAXY INDUSTRIES CORPORATION, a Michigan corporation (the "COMPANY"), the Persons listed on SCHEDULE 1 attached hereto (the "STOCKHOLDERS"), GALAXY HOLD CO., INC., a Delaware corporation ("PARENT"), and GALAXY ACQUISITION, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUB").

                                    RECITALS

     A. Parent has formed Merger Sub solely for the purpose of facilitating an efficient exchange by stockholders of the Company of their shares of common stock of the Company, no par value per share ("COMPANY STOCK"), for the Aggregate Closing Merger Consideration pursuant to the terms of this Agreement, and Merger Sub will not conduct any separate business activity nor serve any function other than to effect for the benefit of Parent and the Stockholders the conversion of Company Stock into the Aggregate Closing Merger Consideration.

     B. The respective Boards of Directors of the Company, Parent and Merger Sub have each determined that it is in the best interests of their respective shareholders for Merger Sub to merge with and into the Company (the "MERGER"), on the terms and subject to the conditions set forth herein.

     C. Immediately prior to the consummation of the transactions contemplated hereby, Kenneth Smith has contributed 7,192 shares of Company Stock to Precision Partners, L.L.C. in exchange for Membership Units (as defined in the Members Agreement of Precision Partners, L.L.C.). SCHEDULE 1 to this Agreement reflects the contribution of such shares of Company Stock, which have been contributed by Precision Partners, L.L.C. to Parent and will continue as shares of common stock of the Surviving Corporation as described in Section 2.6(e) hereof.

     D. The parties desire to make certain representations, warranties and covenants in connection with the Merger and to prescribe various conditions to the Merger.

     Accordingly, the parties hereto agree as follows:

                                 I. DEFINITIONS

     1.1. DEFINITIONS. In addition to the terms defined elsewhere herein, the following terms, as used herein, have the following meanings when used herein with initial capital letters:

     "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person. For the

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purposes of this definition, "CONTROL," when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "CONTROLLING" and "CONTROLLED" have meanings correlative to the foregoing.

     "AGGREGATE CLOSING MERGER CONSIDERATION" has the meaning ascribed to such term in Section 2.6(a).

     "AGREEMENT" has the meaning ascribed to such term in the introductory paragraph of this Agreement as the same may be amended from time to time in accordance with the terms hereof.

     "BALANCE SHEET DATE" means August 31, 1997.

     "BONUSES" have the meaning ascribed to such term in Section 3.1.21(b).

     "BUSINESS DAY" means a day other than a Saturday or Sunday or a day on which banks located in New York City are authorized or required to close.

     "CAPITAL STOCK" means (a) with respect to any Person that is a corporation, any and all shares, interests, participation or other equivalents (however designated and whether or not voting) of corporate stock, including the common stock of such Person and (b) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

     "CLOSING" has the meaning ascribed to such term in Section 2.9.

     "CLOSING DATE" has the meaning ascribed to such term in Section 2.9.

     "CODE" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "COMPANY" has the meaning ascribed to such term in the introductory paragraph of this Agreement, provided that references to the Company shall be deemed to include references to former Subsidiaries of the Company that have been directly or indirectly merged into or otherwise combined with the Company.

     "COMPANY PROPERTY" means any real property and improvements and any personal property at any time owned, leased, used, operated or occupied (whether for storage, disposal or otherwise) by the Company or any Subsidiary.

     "COMPANY SECURITIES" has the meaning ascribed to such term in Section 3.1.5(b).

     "COMPANY STOCK" has the meaning ascribed to such term in Recital A.

     "COMPUTER SYSTEMS" has the meaning ascribed to such term in Section 3.1.25.


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     "CONSTITUENT OF CONCERN" means any substance defined as a hazardous substance, hazardous waste, hazardous material, pollutant, or contaminant by any Environmental Law, any petroleum hydrocarbon and any degradation product of a petroleum hydrocarbon, asbestos, PCB or similar substance, the handling, storage, treatment or exposure of or to which is subject to regulation under any Environmental Law.

     "DAMAGES" has the meaning ascribed to such term in Section 6.2(a).

     "DGCL" has the meaning ascribed to such term in Section 2.1.

     "DIRECT CLAIM" has the meaning ascribed to such term in Section 6.4(c).

     "DISPUTE NOTICE" has the meaning ascribed to such term in Section 5.1.

     "EFFECTIVE TIME" has the meaning ascribed to such term in Section 2.2.

     "ENVIRONMENTAL CLAIMS" means administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, citations, summonses, notices of non-compliance or violation, requests for information, investigations or proceedings relating to any Environmental Law or any permit issued under any such Law, including (a) Environmental Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) Environmental Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Constituents of Concern or arising from alleged injury or threat of injury to human health and safety or the environment.

     "ENVIRONMENTAL CONDITION" means a condition with respect to the environment which has resulted or could result in a material loss, liability, cost or expense to the Company .

     "ENVIRONMENTAL LAW" means any Law in effect or to the Company's and the Shareholders' knowledge, any Law reasonably expected to be adopted or made effective, in each case as amended as of the Closing Date, and any judicial or administrative interpretation thereof as of the Closing Date, including any judicial or administrative order, consent decree or judgment, relating to the environment, human health and safety, including, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Sections 9601, ET SEQ. ("CERCLA") and any state and local counterparts or equivalents.

     "ENVIRONMENTAL PERMITS" means all permits, licenses, authorizations, certificates and approvals of Governmental Authorities relating to or required by Environmental Laws and necessary for the business of the Company as currently conducted.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA AFFILIATE" means any entity that, together with the Company, would be considered a single employer within the meaning of Section 4001 of ERISA or
Section 414 of the Code.

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     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "FISCAL YEAR" means the twelve months ended August 31 or any other annual period as determined from time to time by the board of directors of the Company.

     "GAAP" means U.S. generally accepted accounting principles, consistently applied.

     "GOVERNMENTAL AUTHORITY" means any domestic or foreign governmental or regulatory authority.

     "INDEBTEDNESS" means with respect to any Person, at any date, without duplication, (i) all obligations of such Person for borrowed money, including, without limitation, all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of the property or services, except trade payables incurred in the ordinary course of business, (iv) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (v) all obligations of such Person as lessee which are required to be capitalized in accordance with GAAP and (vi) all Indebtedness of any other Person of the type referred to in clauses (i) to (v) above directly or indirectly guaranteed by such Person or secured by any assets of such Person.

     "INDEMNIFIED PARTY" has the meaning ascribed to such term in Section
6.4(a).

     "INDEMNIFYING PARTY" has the meaning ascribed to such term in Section
6.4(a).

     "INTELLECTUAL PROPERTY RIGHT" means any trademark, service mark, trade name, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right, in each case which is used or held for use or otherwise necessary in connection with the conduct of the business of the Company as now conducted or proposed to be conducted.

     "INTERIM FINANCIAL STATEMENTS" means the unaudited consolidated balance sheet of the Company and its Subsidiaries as of July 31, 1998 and the related consolidated statements of earnings and retained earnings, stockholders' equity and cash flows.

     "IRS" means the Internal Revenue Service.

     "LAW" means any federal, state or local statute, law, rule, regulation, ordinance, code, permit, license, policy or rule of common law.

     "LEIDAL FAMILY STOCKHOLDERS" means the Robert H. Leidal Revocable Living Trust, the Betty A. Leidal Revocable Living Trust, Michael R. Leidal and Cheryl Brooks.

     "LIEN" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such

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property or asset. For the purposes of this Agreement, a Person will be deemed to own, subject to a Lien, any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

     "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, assets, liabilities, condition (financial and other), results of operations or prospects of the Company and the Subsidiaries.

     "MBCA" has the meaning ascribed to such term in Section 2.1.

     "MERGER" has the meaning ascribed to such term in Recital B.

     "MERGER SUB" has the meaning ascribed to such term in the introductory paragraph of this Agreement.

     "MILLENNIUM COMPLIANCE" means that the Computer Systems are capable of the following, during and/or after January 1, 2000: (a) handling date information involving all and any dates, including accepting input, providing output and performing date calculations in whole or in part; (b) operating accurately without interruption on and in respect of any and all dates and without any change in performance; (c) responding to and processing two digit year input without creating any ambiguity as to the century; and (d) storing and providing date input information without creating any ambiguity as to the century.

     "1998 TAX RESERVES" means an amount equal to $194,000 representing agreed upon reserves for Taxes with respect to the Company for the fiscal year ended 1998.

     "1998 TAX YEAR" means the fiscal year ending August 31, 1998.

     "OPERATING COMPANY" means an "operating company" within the meaning of Department of Labor Regulation Section 2510.3-101(c) or successor rule or regulation, as from time to time amended and in effect.

     "ORDER" means any judgment, injunction, judicial or administrative order or decree.

     "PARENT" has the meaning ascribed to such term in the introductory paragraph of this Agreement.

     "PARENT INDEMNIFIED PARTIES" has the meaning ascribed to such term in
Section 6.2.

     "PERMITTED LIEN" means (i) mechanics', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business in respect of obligations that are not overdue or (ii) other imperfections of title or encumbrances, which do not materially affect the value or marketability of the property subject thereto.

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     "PER SHARE CLOSING MERGER CONSIDERATION" has the meaning ascribed to such term in Section 2.6(a).

     "PERSON" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "PLANS" has the meaning ascribed to such term in Section 3.1.19(a).

     "POST-CLOSING TAX PERIOD" means any Tax period (or portion thereof) ending after the Closing Date.

     "PRE-CLOSING TAX PERIOD" means any Tax period (or portion thereof) that actually ends on or before the Closing Date or that would have ended on or before the Closing Date if Parent were a C corporation filing a consolidated return.

     "REAL PROPERTY" has the meaning ascribed to such term in Section 3.1.16(b).

     "RETURNS" has the meaning ascribed to such term in Section 3.1.10(a)(i).

     "REVIEWED BALANCE SHEET" means the reviewed balance sheet of the Company as of August 31, 1997.

     "REVIEWED STATEMENTS" means the reviewed consolidated balance sheets of the Company and its Subsidiaries, as of August 31, 1997, 1996 and 1995, together with the related consolidated statements of earnings and retained earnings, stockholders' equity and cash flows for the fiscal years then ended, together with the notes thereto.

     "SELECTED REPRESENTATIONS AND WARRANTIES" has the meaning ascribed to such term in Section 6.1.

     "SHAREHOLDER AGREEMENT" means the Shareholder, Restriction and Governance Agreement among the Stockholders and the Company, dated September 12, 1997.

     "STOCKHOLDER" has the meaning ascribed to such term in the introductory paragraph of this Agreement.

     "SUBSIDIARY" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by the Company.

     "SURVIVING CORPORATION" has the meaning ascribed to such term in Section
2.1.

     "TAX" means (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by the Company or any Subsidiary, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty, levy, or other tax, governmental fee or other like assessment or charge of any kind

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whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority (as hereinafter defined), (b) any liability of the Company or any Subsidiary for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of the Company or any Subsidiary for payment of such amounts was determined or taken into account with reference to the liability of any other Person, and (c) liability of the Company or any Subsidiary for the payment of any amounts as a result of being a party to any Tax Sharing Agreements or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.

     "TAX MATTER" has the meaning ascribed to such term in Section 5.4.

     "TAX SHARING AGREEMENTS" means all existing Tax sharing agreements or arrangements (whether or not written) binding the Company or any Subsidiary.

     "TAXING AUTHORITY" means any Governmental Authority responsible for the imposition of any Tax.

     "THIRD PARTY CLAIM" means any claim, demand, action, suit or proceeding made or brought by any Person who or which is not a party to this Agreement.

                             II. THE MERGER; CLOSING

     2.1. THE MERGER. Subject to and in accordance with the terms and conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL") and the Michigan Business Corporation Act (the "MBCA") at the Effective Time, Merger Sub will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation (sometimes referred to herein as the "SURVIVING CORPORATION") and will succeed to and assume all of the rights and obligations of Merger Sub in accordance with the DGCL and the MBCA.

     2.2. CONSUMMATION OF THE MERGER. As soon as practicable on the Closing Date, the parties will cause the Merger to be consummated by filing with the Delaware Secretary of State and the Michigan Secretary of State a certificate of merger or articles of merger, in form reasonably satisfactory to the Company, Parent and Merger Sub, executed in accordance with the relevant provisions of the DGCL and MBCA and will make all other filings or recordings required under the DGCL and MBCA to effect the Merger. The "EFFECTIVE TIME" as that term is used in this Agreement will mean the effective time set forth in the certified copy of the certificate of merger or articles of merger issued by the Michigan Secretary of State and the Delaware Secretary of State with respect to the Merger.

     2.3. EFFECTS OF THE MERGER. The Merger will have the effects set forth in the DGCL and the MBCA.

     2.4. ARTICLES OF INCORPORATION; BY-LAWS. The Articles of Incorporation and Bylaws of the Company, as in effect immediately prior to the Effective Time, will be the Articles of

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Incorporation and By-laws of the Surviving Corporation and thereafter will continue to be its Articles of Incorporation and By-Laws until amended as provided therein and under the MBCA.

     2.5. DIRECTORS AND OFFICERS. The director of Merger Sub immediately prior to the Effective Time will be the initial director of the Surviving Corporation, to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation until his successor is duly elected or appointed and qualified. The officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, each to hold office until their respective successors are duly elected or appointed and qualified.

     2.6. CONVERSION OF SECURITIES; MERGER CONSIDERATION. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or their respective shareholders (including, without limitation, the Stockholders):

     (a) Each share of Company Stock issued and outstanding immediately prior to the Effective Time as set forth on SCHEDULE 1 opposite each Person's name thereon, except for Company Stock owned by Parent, will be converted into the right to receive, in cash, an amount per share of Company Stock equal to (i) $8.0 million (the "AGGREGATE CLOSING MERGER CONSIDERATION") DIVIDED BY (ii) the number of issued and outstanding shares of Company Stock immediately prior to the Effective Time (the quotient of (i) DIVIDED BY (ii), the "PER SHARE CLOSING MERGER CONSIDERATION").

     (b) As of the Effective Time, all Company Stock, except for Company Stock owned by Parent, will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate representing any shares of Company Stock will cease to have any rights with respect thereto, except the right to receive such holder's appropriate portion of the Aggregate Closing Merger Consideration as set forth in Section 2.6(a), upon surrender of such certificate in accordance with Section 2.6(d).

     (c) Each share of Company Stock held in the treasury of the Company immediately prior to the Effective Time will be canceled and extinguished at the Effective Time without any conversion thereof and no payment will be made with respect thereto.

     (d) At the Effective Time, each Stockholder will be entitled, upon surrender to Parent of such Stockholder's certificates representing shares of Company Stock, to receive in exchange therefor an amount equal to the Per Share Closing Merger Consideration MULTIPLIED BY the number of shares of Company Stock set forth opposite such Stockholder's name on SCHEDULE 1.

     (e) Each share of Company Stock owned by Parent shall continue to be issued and outstanding upon the Effective Time as validly issued, fully paid and nonassessable shares of common stock of the Surviving Corporation.

     (f) Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will automatically without any action on the part of the holder thereof, be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation which as of the Effective


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Time will, together with the stock of the Surviving Corporation described in paragraph (e) above, constitute all of the issued and outstanding shares of the Surviving Corporation.

     2.7. CLOSING OF TRANSFER RECORDS. After the close of business on the Closing Date, transfers of Company Stock outstanding prior to the Effective Time will not be made on the stock transfer books of the Surviving Corporation.

     2.8. PAYMENT OF AGGREGATE CLOSING MERGER CONSIDERATION. Payment of the Aggregate Closing Merger Consideration will be made in immediately available funds by wire transfer at Closing to the account designated in writing by each Stockholder as set forth in SCHEDULE 2.8 attached hereto, for the benefit of such Stockholder.

     2.9. CLOSING. The closing of the Merger (the "CLOSING") will take place at the offices of Jones, Day, Reavis & Pogue located at 599 Lexington Avenue, New York, New York, at 10:00 a.m., New York time, on the date hereof (the date on which the Closing occurs is herein referred to as the "CLOSING DATE").

     2.10. CLOSING DELIVERIES. In addition to such other deliveries as may be contemplated hereby, at the Closing, the following deliveries shall be made:

     (a) Each Stockholder shall deliver to parent a spousal consent of such Stockholder's spouse, if any, dated the Closing Date in substantially the form attached hereto as EXHIBIT A.

     (b) The Company shall deliver to Parent a non-foreign person affidavit required by Section 1445 of the Code.

     (c) The Company shall deliver to Parent a letter of resignation from each Director of the Company.

     (d) The Company shall deliver to Parent the opinion of counsel to the Company and the Stockholders, dated the Closing Date, substantially in the form attached hereto as EXHIBIT B.

     (e) Parent shall deliver to the Stockholders the opinion of counsel to Parent, dated the Closing Date, substantially in the form attached hereto as EXHIBIT C.

     2.11. PROCEEDINGS. (a) Except as otherwise specifically provided for herein, all proceedings that will be taken and all documents that will be executed and delivered by the parties hereto on the Closing Date will be deemed to have been taken and executed simultaneously, and no proceeding will be deemed taken nor any document executed and delivered until all have been taken, executed and delivered.

     (b) The Stockholders agree that, upon execution and delivery of this Agreement and the closing of the transactions contemplated hereby, the Shareholder Agreement will be terminated and of no further force and effect.

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                       III. REPRESENTATIONS AND WARRANTIES
                       OF THE COMPANY AND THE STOCKHOLDERS

     3.1. The Stockholders and the Company represent and warrant to Parent and Merger Sub as of the Closing Date as follows:

     3.1.1. CORPORATE EXISTENCE AND POWER. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company has all corporate power and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. The Company has heretofore delivered to Parent true and complete copies of the articles of incorporation and by-laws of the Company.

     3.1.2. CORPORATE AUTHORIZATION; ENFORCEABILITY. The execution, delivery and performance by the Company of this Agreement are within the Company's corporate powers and have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

     3.1.3. GOVERNMENTAL AUTHORIZATION. Except for the filing of the certificates of merger, the execution, delivery and performance by the Company of this Agreement require no action by or in respect of, or filing with, any Governmental Authorities.

     3.1.4. NON-CONTRAVENTION; CONSENTS. Except as disclosed on SCHEDULE 3.1.4, the execution, delivery and performance by the Company of this Agreement will not (a) violate the articles of incorporation or by-laws or comparable organizational documents of the Company or any Subsidiary, (b) violate any applicable Law or Order, (c) require any filing with or permit, consent or approval of, or the giving of any notice to, any Person (including filings, consents or approvals required under any permits of the Company or any licenses to which the Company is a party), (d) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of, the Company or any Subsidiary or to a loss of any benefit to which the Company or any Subsidiary is entitled under any agreement or other instrument binding upon, the Company or such Subsidiary or any license, franchise, permit or other similar authorization held by the Company or such Subsidiary, or (e) result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary, except in the case of clauses (c), (d) and (e) for such filings, permits, consents, approvals or notices and violations, breaches, conflicts and Liens which, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

     3.1.5. CAPITALIZATION. (a) The authorized, issued and outstanding capital of the Company is as set forth on SCHEDULE 3.1.5(a). The Company Stock to be acquired by Parent is duly authorized, validly issued, fully-paid, nonassessable and free and clear of any Lien or other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares, subject to applicable securities laws).


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     (b) Except as disclosed in SCHEDULE 3.1.5(b), there are no outstanding (i)
shares of capital stock or other securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other securities of the Company, or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, other securities or securities convertible into or exchangeable for capital stock or other securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "COMPANY SECURITIES"). Except as disclosed in SCHEDULE 3.1.5(b), there are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

     3.1.6. SUBSIDIARIES. The Company has no Subsidiaries. Except as disclosed in SCHEDULE 3.1.6(c), the Company does not own any capital stock or other equity or ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity.

     3.1.7. FINANCIAL STATEMENTS; BOOKS AND RECORDS. (a) The Company has heretofore furnished Parent the Reviewed Statements. The Reviewed Statements, including the footnotes thereto, have been prepared from the Company's general ledger and fairly and accurately present in all material respects the Company's general ledger and the financial position of the Company at the respective dates thereof and the results of the operations and cash flows of the Company and the Subsidiaries for the periods indicated.

     (b) The Company has also heretofore furnished Parent the Interim Financial Statements. The Interim Financial Statements have been prepared from the Company's general ledger and on a basis consistent with the Reviewed Statements. The Interim Financial Statements fairly and accurately present in all material respects the Company's general ledger and the financial position of the Company at the date thereof and the results of the operations of the Company for the period indicated.

     (c) Except as set forth on Schedule 3.1.7(c), there have been no changes in the Company's reserve or accrual amounts or policies from the Balance Sheet Date.

     (d) The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Parent, are complete and correct and have been maintained in accordance with sound business practices.

     3.1.8. NO UNDISCLOSED LIABILITIES. (a) There are no liabilities of the Company or any facts or circumstances which could give rise to liabilities of the Company, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities fully provided for in the Interim Financial Statements; (b) liabilities specifically disclosed on SCHEDULE 3.1.8 or SCHEDULE 3.1.10; and (c) other undisclosed liabilities incurred since the date of the Interim Financial Statements in the ordinary course of business which, individually or in the aggregate, could not have a Material Adverse Effect.

     3.1.9. INTERCOMPANY ACCOUNTS. SCHEDULE 3.1.9 contains a complete list of all intercompany balances as of the date hereof between any Stockholder and such Stockholder's Affiliates, on the one hand, and the Company, on the other hand. Other than as disclosed on SCHEDULE 3.1.9, there has not been any accrual of liability by the Company to any Stockholder or

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such Stockholder's Affiliates or other transaction between the Company and any
Stockholder and such Stockholder's Affiliates or any action taken (other than this Agreement) which could reasonably be expected to result in any such accrual or the incurrence of any legal or financial obligation to any such Person.

     3.1.10. TAX MATTERS. (a) Except as disclosed in SCHEDULE 3.1.10(a):

          (i) All Tax returns, statements, reports and forms (including estimated tax or information returns and reports) required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of the Company (collectively, the "RETURNS") have, to the extent required to be filed on or before the date hereof, been filed when due in accordance with all applicable laws;

          (ii) The Returns correctly reflected in all material respects, the facts regarding the income, business, assets, operations, and activities and status of the Company;

          (iii) All Taxes owed by the Company (whether or not shown as due and payable on the Returns that have been filed) have been timely paid, or withheld and remitted to the appropriate Taxing Authority;

          (iv) Any reserves established for Taxes, with respect to the Company for any Pre-Closing Tax Period (including any Pre-Closing Tax Period for which no Return has yet been filed) reflected on the books of the Company or Schedule 3.1.7(c) (excluding any provision for deferred income taxes) fairly and accurately reflect the Tax liability of the Company in all material respects for such Pre-Closing Tax Period(s);

          (v) The Company is not delinquent in the payment of any Tax and has not requested any extension of time within which to file any Return except for extensions granted as a matter of right;

          (vi) The Company (or any member of any affiliated, consolidated, combined or unitary group of which the Company is or has been a member) has not granted any extension or waiver of the statute of limitations period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired;

          (vii) There is no action, suit or proceeding now pending and no claim, audit or investigation now pending of which the Company is aware or, to the knowledge of the Company, any action, suit, claim, audit or investigation threatened against or with respect to the Company in respect of any Tax;

          (viii) The Company does not own any interest in real property in any jurisdiction in which a Tax is imposed on the transfer of a controlling interest in an entity that owns any interest in real property;

          (ix) Neither the Company nor any other Person on behalf of the Company has entered into any agreement or consent pursuant to Section 341(f) of the Code;

          (x) There are no Liens for Taxes upon the assets of the Company, except Liens for current Taxes not yet due;

          (xi) Except as may be required as a result of the disclosure in item 2 of Schedule 3.1.11(b) and Schedule 3.1.24, the Company will not be required to include any adjustment in taxable income for any Post-Closing Tax Period under Section 481(c) of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for a Pre-Closing Tax Period or pursuant to the provisions of any agreement entered into with any Taxing Authority with regard to the Tax liability of the Company for any Pre-Closing Tax Period; and

          (xii) The Company has not been a member of an affiliated, consolidated, combined or unitary group or participated in any other arrangement whereby any income, revenues, receipts, gain or loss of the Company was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset or liability of any other Person.

          (b) SCHEDULE 3.1.10(b) contains a list of all jurisdictions (whether foreign or domestic) to which any Tax imposed on overall net income is properly payable by the Company.

     3.1.11. ABSENCE OF CERTAIN CHANGES. Except as disclosed on SCHEDULE 3.1.11(b), since the Balance Sheet Date, the business of the Company has been conducted in the ordinary course consistent with past practice and the Company has not otherwise:

     (i) Amended or modified its articles of incorporation, bylaws or any other organizational document;

     (ii) Changed any salaries or other compensation of, or paid any bonuses to any director, officer, employee or stockholder of the Company, or entered into any employment, severance, or similar agreement with any director, officer, stockholder or employee of the Company, PROVIDED, HOWEVER, that the compensation of employees of the Company receiving annual compensation of less than $50,000 may have been changed in the ordinary course of business consistent with past practice;

     (iii) Adopted or increased any benefits under any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any of its employees;

     (iv) Entered into any contract or commitment except contracts and commitments (for capital expenditures or otherwise) in the ordinary course of business consistent with past practice;

     (v) Incurred, assumed or guaranteed Indebtedness;

     (vi) Entered into any transaction or commitment relating to the assets of the business of the Company which, individually or in the aggregate, could reasonably be expected to be material to the Company, or canceled or waived any claim or right of substantial value which, individually or in the aggregate, could reasonably be expected to be material to the Company, or amended any term of any Company Securities;

     (vii) Set aside or paid any dividend or made any other distribution with respect to any shares of capital stock of the Company or repurchased, redeemed or otherwise acquired directly or indirectly, any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company;

     (viii) Made any change in accounting methods or practices (including changes in accruals or reserve amounts or policies);

     (ix) Issued or sold any Company Securities or made any other changes in its capital structure, including the grant of any stock option or other right to purchase shares of capital stock of the Company;

     (x) Sold, leased or otherwise disposed of any material asset or property;

     (xi) Except as expressly permitted under this Agreement, written off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business charged to applicable reserves, none of which individually or in the aggregate is material; written off, written up or written down any other material asset of Company; or altered its customary time periods for collection of accounts receivable or payments of accounts payable;

     (xii) Created or assumed any Lien other than a Permitted Lien;

     (xiii) Made any loan, advance or capital contributions to or investment in any Person;

     (xiv) Terminated or closed any material facility, business or operation of the Company;

     (xv) Caused or suffered any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company which, individually or in the aggregate, had or could reasonably be expected to have a Material Adverse Effect;

     (xvi) Caused any other event, occurrence, development or state of circumstances or facts which individually or together with other matters, had or could reasonably be expected to have a Material Adverse Effect; or

     (xvii) Agreed to do any of the foregoing.

     3.1.12. CONTRACTS. (a) Except as specifically disclosed in SCHEDULE 3.1.12(a), the Company is not a party to nor bound by any of the following (whether written or oral):

          (i) any lease (whether of real or personal property) providing for annual rentals of $10,000 or more;

          (ii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets (including in terms of quantity and dollar amount) that provides for either (A) annual payments by the Company of $10,000 or more or (B) aggregate payments by the Company of $20,000 or more;

          (iii) any sales, distribution or other similar agreement providing for the sale by the Company of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments to the Company of $10,000 or more or (B) aggregate payments to the Company of $20,000 or more;

          (iv) any partnership, joint venture or other similar agreement or arrangement;

          (v) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

          (vi) any agreement relating to Indebtedness (in any case, whether incurred, assumed, guaranteed or secured by any asset);

          (vii) any license, franchise or similar agreement;

          (viii) any agency, dealer, sales representative, marketing or other similar agreement;

          (ix) any agreement that substantially limits the freedom of the Company to compete in any line of business, geographic area or with any Person or which would so limit the freedom of the Company after the Closing Date;

          (x) any agreement with (A) any Stockholder or any of such Stockholder's Affiliates, (B) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of any Stockholder's Affiliates, (C) any Person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by a Stockholder or any of such Stockholder's Affiliates, (D) any director or officer of a Stockholder's Affiliates or any "associates" or members of the "immediate family" (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such director or officer, or (E) any director or officer of the Company or with any "associate" or any member of the "immediate family" (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such director or officer;

          (xi) any agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of capital stock of the Company;

          (xii) any management service, consulting or any other similar type of contract;

          (xiii) any warranty, guaranty or other similar undertaking with respect to a contractual performance extended by the Company other than in the ordinary course of business consistent with past practice;

          (xiv) any employment, deferred compensation, severance, bonus, retirement or other similar agreement or plan in effect as of the date hereof and entered into or adopted by the Company, on the one hand, and any director or officer of the Company or any other employee of the Company receiving annual compensation of $80,000 or more, on the other hand; or

          (xv) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company.

     (b) Each agreement, contract, plan, lease, arrangement or commitment disclosed in SCHEDULE 3.1.12(a) or any other Schedule to this Agreement or required to be disclosed pursuant to this Section is a valid and binding agreement of the Company, as the case may be, and is in full force and effect, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles, and none of the Company or the Stockholders, or, to the knowledge of the Company or any Stockholder, any other party thereto is in default or breach in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment. To the knowledge of the Company or any Stockholder, there is no event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice or the passage of time, or the happening of any other event or condition, could become a material default or event of default thereunder.

     (c) SCHEDULE 3.1.12(c) sets forth every grant by the Company in the past three years of any severance or termination pay to any employee of the Company receiving annual compensation of $80,000 or more, or any director or officer of the Company.

     3.1.13. INSURANCE COVERAGE. The Company has furnished to Parent a list of, and true and complete copies of, all insurance policies and fidelity bonds covering the assets, business, operations, employees, officers and directors of the Company. There is no material claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company has complied in all material respects with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) are in full force and effect and are disclosed in SCHEDULE 3.1.13. Such policies of insurance and bonds are of the type and in amounts deemed by the management of the Company to be sufficient. The Company does not know of any threatened termination of, or premium increase with respect to, any of such policies or bonds. Since the last renewal date of any insurance policy, there has not been any material adverse change in the relationship of the Company with its insurers or the premiums payable pursuant to such policies.

     3.1.14. LITIGATION. Except as disclosed in SCHEDULE 3.1.14, there is no action, suit, investigation, arbitration or administrative or other proceeding pending or, to the knowledge of the Company or any Stockholder, threatened against or affecting the Company or any Stockholder or any of their respective properties before any court or arbitrator or any Governmental Authorities which, if determined or resolved adversely to the Company, could reasonably be expected to, individually or when considered together with all other such matters, (a) materially and adversely affect the right or ability of the Company to carry on its business as now conducted, (b) have a Material Adverse Effect, or (c) which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement; and neither the Company nor any Stockholder knows of any valid basis for any such action, proceeding or investigation.


     3.1.15. COMPLIANCE WITH LAWS; PERMITS. (a) Except as disclosed in SCHEDULE 3.1.15(a), the Company is not and has not been since the Balance Sheet Date in violation of any applicable Law or Order, except for such violations that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (b) SCHEDULE 3.1.15(b) sets forth a list of each material government or regulatory license, authorization, permit, consent and approval held by the Company, issued and held in respect of the Company or required to be so issued and held to carry on the business of the Company as currently conducted. Except as disclosed in SCHEDULE 3.1.15(b), to the knowledge of the Company or any Stockholder, each such license, authorization, permit, consent and approval is valid and in full force and effect and will not be terminated or impaired (or become terminated or impaired) as a result of the transactions contemplated hereby. To the knowledge of the Company or any Stockholder, the Company is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any material license, franchise, permit, consent or approval or similar authorization held by the Company.

     3.1.16. PROPERTIES; SUFFICIENCY OF ASSETS. (a) Except as disclosed in
SCHEDULE 3.1.16(a) and except for inventory disposed of in the ordinary course of business, the Company has good title to, or in the case of leased property has valid leasehold interests in, all property and assets (whether real or personal, tangible or intangible) reflected in the Reviewed Balance Sheet or acquired after the Balance Sheet Date. None of such property or assets is subject to any Liens, except for (i) Liens disclosed in the Reviewed Balance Sheet; (ii) Liens for Taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Reviewed Balance Sheet); and (iii) Permitted Liens.

     (b) SCHEDULE 3.1.16(b) sets forth a list of all real property assets owned or leased by the Company ("REAL PROPERTY"). Each such lease of real property is a valid and binding obligation of the Company, and is in full force and effect, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles, and the Company is a tenant or possessor in good standing thereunder and all rents due under such leases have been paid. There does not exist under any such lease any default or any event which with notice or lapse of time or both would constitute a default, except for such defaults that have not and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is in peaceful and undisturbed possession of the space and/or estate under each lease of which it is a tenant and, to the knowledge of the Company or any Stockholder, has good and valid rights of ingress and egress to and from all the

Real Property from and to the public street systems for all usual street, road and utility purposes. Neither the Company nor any Stockholder has received any notice of any appropriation, condemnation or like proceeding, or of any violation of any applicable zoning Law or Order relating to or affecting the Real Property, and to the Company's and each Stockholder's knowledge, no such proceeding has been threatened or commenced.

     (c) Except as disclosed in SCHEDULE 3.1.16(c), to the knowledge of the Company or any Stockholder, the assets owned or leased by the Company (including, real, personal, tangible and intangible property), or which they otherwise have the right to use (including, real, personal, tangible and intangible property), constitute all of the assets held for use or used in connection with the businesses of the Company and are generally in good operating condition and repair (normal wear and tear excepted) and are adequate to conduct such businesses as currently conducted.

     3.1.17. INTELLECTUAL PROPERTY. (a) SCHEDULE 3.1.17(a) sets forth a list of all Intellectual Property Rights and all material licenses, sublicenses and other written agreements as to which the Company or any of its Affiliates is a party and pursuant to which any Person is authorized to use such Intellectual Property Right, including the identity of all parties thereto.

     (b) Except as disclosed in SCHEDULE 3.1.17(b):

          (i) The Company has not since January 1, 1993, been sued or charged in writing with or been a defendant in any claim, suit, action or proceeding relating to its business that is either pending or, to the knowledge of the Company or any Stockholder, threatened that, in either case, has not been finally terminated prior to the date hereof and that involves a claim of infringement by the Company of any trademark, service mark, trade name, invention, patent, trade secret, copyright, know-how or any other similar type of proprietary intellectual property right of any other Person or continuing infringement by any other Person of any Intellectual Property Rights and the Company has no knowledge of any basis for such claim of infringement, and no knowledge of any continuing infringement by any other Person of any Intellectual Property Rights;

          (ii) No Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company or restricting the licensing thereof by the Company to any Person;

          (iii) The Company has not entered into any agreement to indemnify any other Person against any charge of infringement of any trademark, service mark, trade name, invention, patent, trade secret, copyright, know-how or any other similar type of proprietary intellectual property right; and

          (iv) There are no processes or formulae, research or development results or other know-how of the Company, the value of which to the Company is contingent upon maintenance of the confidentiality thereof.

     3.1.18. ENVIRONMENTAL MATTERS. (a) Except as disclosed in SCHEDULE 3.1.18:

          (i) Constituents of Concern have not been generated, recycled, used, treated or stored on, transported to or from, or released or disposed on, the Company Property or, to the knowledge of the Company and the Stockholders, any property adjoining or adjacent except in compliance with Environmental Laws;

          (ii) Except as could not individually, or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company is in compliance with Environmental Laws and the requirements of permits issued under such Environmental Laws with respect to the Company Property;

          (iii) There are no pending or, to the knowledge of the Company, threatened Environmental Claims against the Company or any Company Property;

          (iv) There are no facts, circumstances, conditions or occurrences regarding the Company's or any Subsidiary's past or present business or operations or any Company Property, or to the knowledge of the Company and the Stockholders, any property adjoining any Company Property, that could reasonably be expected (i) to form the basis of an Environmental Claim against the Company, or any of the Company Property or assets, or (ii) to cause any such current Company Property or assets to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law;

          (v) There are not now and, to the knowledge of the Company and the Stockholders, there have never been any underground storage tanks or sumps located on any Company Property or, to the knowledge of the Company and the Stockholders, located on any property that adjoins or is adjacent to any Company Property;

          (vi) Neither the Company nor any Company Property is listed or proposed for listing on the National Priorities List under CERCLA, or CERCLIS (as defined in CERCLA) or on any similar federal, state or foreign list of sites requiring investigation or clean-up;

          (vii) There are no Environmental Permits that are nontransferable or require consent, notification or other action to remain in full force and effect following the consummation of the transactions contemplated hereby; and

          (viii) The Company has no liability under any Environmental Law (including an obligation to remediate any Environmental Condition whether caused by the Company or any other Person) which could reasonably be expected to have a Material Adverse Effect.

     (b) There has been no environmental investigation, study, audit, test, review or other analysis commenced or conducted by or on behalf of the Company (or by a third party of which the Company or any Stockholder has knowledge) in relation to the current or prior business of the Company or any Subsidiary, or any property or facility currently or, to the knowledge of the Company or any Stockholder, previously owned or leased by the Company or any Subsidiary, which has not been disclosed or delivered to Parent prior to the date hereof.

     (c) Neither the Company nor any Subsidiary owns or leases or has owned or leased any property, and does not conduct and has not conducted any operations, in New Jersey or Connecticut.

     (d) For purposes of this Section, the terms "Company" (including the use of such terms in the term "Company Property") will include any entity which is, in whole or in part, a predecessor of the Company.

     3.1.19. PLANS AND MATERIAL DOCUMENTS. (a) SCHEDULE 3.1.19(a) sets forth a list of all employee benefit plans (as defined in Section 3(3) of ERISA), and all other employee benefit plans, programs, arrangements, contracts or schemes, written or oral, statutory or contractual, with respect to which the Company, a Subsidiary or any ERISA Affiliate has or has had in the six years preceding the date hereof any obligation or liability or which are or were in the six years preceding the date hereof maintained, contributed to or sponsored by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer or director of the Company or any ERISA Affiliate (collectively, the "PLANS"). With respect to each employee pension benefit plan subject to ERISA, the Company has delivered to Parent a true and complete copy of each such Plan (including all amendments thereto) and a true and complete copy of each material document (including all amendments thereto) prepared in connection with each such Plan including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, and (iii) the most recently filed IRS Form 5500 for each such Plan, if any. The Company has no express or implied commitment, whether legally enforceable or not, to create, incur liability with respect to or cause to exist any employee benefit plan or to modify any Plan, other than as required by law.

     (b) Except as disclosed in SCHEDULE 3.1.19(b), none of the Plans is a plan that is or has ever been subject to Title IV of ERISA, Section 302 of ERISA or
Section 412 of the Code. None of the Plans is (i) a "multiemployer plan" as defined in Section 3(37) of ERISA, (ii) a plan or arrangement described under
Section 4(b)(5) or 401(a)(1) of ERISA, or (iii) a plan maintained in connection with a trust described in Section 501(c)(9) of the Code. Except as disclosed in
SCHEDULE 3.1.19(b), (A) none of the Plans provides for the payment of separation, severance, termination or similar-type benefits to any person, and
(B) none of the Plans provides for or promises retiree medical or life insurance benefits to any current or former employee, officer or director of the Company. Except as disclosed in SCHEDULE 3.1.19(b), each of the Plans is subject only to the laws of the United States or a political subdivision thereof.

     (c) Except as disclosed in SCHEDULE 3.1.19(c), each Plan is in compliance in all material respects with, and has always been operated in all material respects in accordance with, its terms and the requirements of all applicable law, foreign and domestic, and the Company and the ERISA Affiliates have satisfied in all material respects all of their statutory, regulatory and contractual obligations with respect to each such Plan. No legal action, suit or claim is pending or, to the knowledge of the Company and any Stockholder, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could give rise to any such action, suit or claim.

     (d) Except as disclosed in SCHEDULE 3.1.19(d), each Plan or trust which is intended to be qualified or exempt from taxation under Section 401(a), 401(k) or 501(a) of the Code has received a favorable determination letter from the IRS that it is so qualified or exempt, and no fact or event has occurred since the date of such determination letter to adversely affect the qualified or exempt status of any Plan or trust.

     (e) There has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Neither the Company nor any ERISA Affiliate has incurred any material liability for any excise tax arising under Section 4971, 4972, 4975, 4980 or 4980B of the Code and no fact or event exists which could give rise to such liability. Neither the Company nor any ERISA Affiliate has incurred any material liability relating to Title IV of ERISA (other than for the payment of premiums to the Pension Benefit Guaranty Corporation), and no fact or event exists which could give rise to such liability.

     (f) All material contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Government Authorities, and no fact or event exists which could give rise to any such challenge or disallowance.

     (g) There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any ERISA Affiliate thereof relating to, or change in employee participation or coverage under, any Plan that would increase materially the expense of maintaining such Plan above the level of the expense incurred in respect thereto for the most recent fiscal year ended prior to the date hereof.

     (h) Except as disclosed in SCHEDULE 3.1.19(h) or in this Agreement, no employee or former employee of the Company or any ERISA Affiliate thereof will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby.

     (i) Except as disclosed in SCHEDULE 3.1.19(i), no current or former employee of the Company or any ERISA Affiliate thereof holds any option to purchase shares of the Company.

     (j) None of the Plans promises or provides retiree health or life insurance benefits.

     3.1.20. INTERESTS IN CUSTOMERS, SUPPLIERS, ETC. Except as disclosed in
SCHEDULE 3.1.20, to the knowledge of the Company, no Stockholder, nor any other officer or director of the Company possesses, directly or indirectly, any ownership interest in, or is a director, officer or employee of, any Person which is a supplier, customer, lessor, lessee, licensor, developer, competitor or potential competitor of the Company. Ownership of securities of a company whose securities are registered under the Exchange Act of 2% or less of any class of such securities will not be deemed to be a financial interest for purposes of this Section 3.1.20.

     3.1.21. CUSTOMER, SUPPLIER AND EMPLOYEE RELATIONS; EMPLOYEE COMPENSATION; BONUSES. To the knowledge of the Company or any Stockholder:

     (a) The relationships of the Company with its customers, suppliers and employees are good commercial working relationships and, except as disclosed in
SCHEDULE 3.1.21(a), none of the Company's material customers or material suppliers or employees receiving annual compensation in excess of $50,000 has canceled, terminated or otherwise materially altered or notified the Company of any intention or otherwise threatened to cancel, terminate or materially alter its relationship with the Company effective prior to, as of, or within one year after, the Closing. As of the date hereof, there has not been, and the Company has no reason to believe that there will be, any change in relations with material customers, suppliers or employees of the Company as a result of the transactions contemplated by this Agreement.

     (b) SCHEDULE 3.1.21(b) lists (i) all employees of the Company who receive annual compensation in excess of $60,000 and (ii) all bonuses and any other amounts to be paid by the Company to employees of the Company at or in connection with the Closing ("BONUSES").

     3.1.22. OTHER EMPLOYMENT MATTERS. (a) The Company is in material compliance with all Federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not, and is not, engaged in any unfair labor practice which could reasonably be expected to have a Material Adverse Effect; no unfair labor practice complaint against the Company is pending before the National Labor Relations Board; there is no labor strike, dispute, slowdown or stoppage actually pending, or, to the knowledge of the Company or any Stockholder, threatened against, or involving, the Company; the Company is not a party to any collective bargaining agreement and no collective bargaining agreement is currently being negotiated by the Company; to the knowledge of the Company and Stockholders, no representation question exists respecting employees of the Company; and, except as specifically set forth on SCHEDULE 3.1.22, no claim in respect of the employment of any employee has been asserted and is currently pending or, to the knowledge of the Company or any Stockholder threatened, against the Company.

     (b) SCHEDULE 3.1.22 contains a complete and accurate list of the following information for each employee or director of the Company, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since the Balance Sheet Date: vacation accrued; and service credited for purposes of vesting and eligibility to participate under any pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Plan of the Company.

     (c) No former or current employee or current or former director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee or director and any other Person that in any way adversely affected, affects, or will affect (i) the performance of his duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business.

     (d) SCHEDULE 3.1.22 also contains a complete and accurate list of the following information for each retired employee or director of the Company, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefits, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

     3.1.23. ACCOUNTS RECEIVABLE. Except as set forth on SCHEDULE 3.1.23, all of the accounts receivable reflected on the Reviewed Balance Sheet (net of the reserves set forth on the Reviewed Balance Sheet) and all accounts receivable which have arisen since the Balance Sheet Date (net of any additional reserves established since the Balance Sheet Date in accordance with past practice, none of which is material) are valid and enforceable claims, and the goods and services sold and delivered which gave rise to such accounts receivable were sold and delivered in conformity with the applicable purchase orders, agreements and specifications. Such accounts receivable are subject to no defenses, offsets or recovery in whole or in part by the Persons whose purchase gave rise to such accounts receivable or by third parties and are fully collectible in the ordinary course of business without resort to legal proceedings, except to the extent of the amount of the reserve for doubtful accounts reflected in the Reviewed Balance Sheet.

     3.1.24. INVENTORY. Except as set forth in SCHEDULE 3.1.24, all inventories reflected on the Reviewed Balance Sheet (net of the reserves set forth on the Reviewed Balance Sheet) and all inventories which have been acquired or produced since the Balance Sheet Date (net of any additional reserves established since the Balance Sheet Date in accordance with past practice, none of which is material) are in good condition, are not obsolete, and are useable or saleable in the ordinary course of business, as is consistent with the past business practice of the Company. Past practice includes the continued inclusion of inventory requiring re-work and material subsequently determined after machining to be scrapped due to perocity, as well as excess quantity purchases over specific order requirements due to minimum purchase requirements imposed by vendors. Except as set forth in the immediately preceding sentence and Schedule 3.1.24, to the Company's and the Stockholders' knowledge, the values at which such inventories are carried are in accordance with GAAP consistently applied. The amount and mix of items in the inventories of supplies, in-process and finished products are consistent with the past business practices of the Company. The Company has not written down or written off any inventory acquired by it after September 1, 1997, except for the generation of scrap in the ordinary course of manufacturing, none of which in the aggregate is material.

     3.1.25. MILLENNIUM COMPLIANCE. SCHEDULE 3.1.25 describes the measures that have been implemented to determine the extent to which the computer systems used by the Company in its business (the "COMPUTER SYSTEMS") are not in Millennium Compliance, and the material details of any program undertaken with a view towards causing the Computer Systems to achieve Millennium Compliance.

     3.1.26 FINDERS' FEES. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Stockholders or the Company who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

     3.2. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS. Each Stockholder represents and warrants, severally and not jointly and with respect to such Stockholder only, to Parent as of the Closing Date as follows:

     3.2.1. AUTHORITY; ENFORCEABILITY. Such Stockholder has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform his or its obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder and is a legal, valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

     3.2.2. NO CONFLICTS. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof do not, violate or conflict with in any respect or result in a breach under any contract, license, Order or Law applicable to such Stockholder.

     3.2.3. NO CONSENTS. Except for the filing of the certificates of merger, no consent of, approval or filing with, any court or other Person is required to be obtained or made by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

     3.2.4. OWNERSHIP OF SHARES; TITLE. All of the issued and outstanding shares of Company Stock set forth opposite such Stockholder's name on SCHEDULE 1 are lawfully owned of record and beneficially by such Stockholder, free and clear of any Liens. Such Stockholder has the full legal right, power and authority to vote, sell, assign, transfer and convey such shares of Company Stock. Such shares are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment, option, proxy, right of first refusal or understanding, including without limitation any contract restricting or otherwise relating to the voting, dividend rights or disposition of such shares.

     3.2.5. LITIGATION. Except as disclosed in SCHEDULE 3.2.5, there is no action, suit, investigation, arbitration or administrative or other proceeding pending or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder before any court or arbitrator or any Governmental Authorities which, individually or in the aggregate, if determined or resolved adversely to such Stockholder could, individually or when considered together with all other such matters, adversely affect the right or ability of such Stockholder to consummate the transactions contemplated by this Agreement; and such Stockholder knows of no valid basis for any such action, proceeding or investigation.

     3.2.6. INTERESTS IN CUSTOMERS, SUPPLIERS, ETC. Except as disclosed in
SCHEDULE 3.2.6, neither such Stockholder, nor, to the knowledge of such Stockholder, any other officer or director of the Company, possesses, directly or indirectly, any ownership interest in, or is a director, officer or employee of, any Person which is a supplier, customer, lessor, lessee, licensor, developer, competitor or potential competitor of the Company. Ownership of securities of a company whose securities are registered under the Exchange Act of 2% or less of any class of such securities will not be deemed to be an ownership interest for purposes of this Section 3.2.6.

           IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Each of Parent and Merger Sub represents and warrants to the Company and the Stockholders as of the Closing Date as follows:

     4.1. CORPORATE EXISTENCE AND POWER. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Parent and Merger Sub has all power and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

     4.2. CORPORATE AUTHORIZATION; ENFORCEABILITY. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement are within each of Parent's and Merger Sub's respective corporate powers and have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent or Merger Sub and constitutes a valid and binding agreement of Parent or Merger Sub, as applicable, enforceable against Parent or Merger Sub in accordance with its terms, except to the extent that enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

     4.3. GOVERNMENTAL AUTHORIZATION. Except for the filing of the certificates of merger, the execution, delivery and performance by Parent and Merger Sub of this Agreement require no action by or in respect of, or filing with, any Governmental Authorities.

     4.4. NON-CONTRAVENTION. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement will not (a) violate the certificate of incorporation or bylaws of Parent or Merger Sub, or (b) violate any applicable Law or Order.

     4.5. LITIGATION. Except as disclosed in SCHEDULE 4.5, there is no action, suit, investigation, arbitration or administrative or other proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or Merger Sub, or any of Parent's or Merger Sub's properties before any court or arbitrator or any Governmental Authorities which, individually or in the aggregate, if determined or resolved adversely to Parent or Merger Sub, could reasonably be expected to materially and adversely affect the right or ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

     4.6. FINDERS' FEES. Except for Saunders Karp & Megrue, L.P. and Carlisle Group, L.P., whose fees and expenses (including transaction fees) will be paid by the Surviving Corporation, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Stockholders or the Company upon consummation of the transactions contemplated by this Agreement.

                                 V. TAX MATTERS

     5.1. TAX RETURNS. The Stockholders will have the exclusive authority and obligation to prepare and timely file, or cause to be prepared and timely filed, all Returns of the Company that are due with respect to any taxable year or other taxable period ending on or prior to the Closing Date. Such authority will include, but not be limited to, the determination of the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of the Company will be reported or disclosed in such Returns; PROVIDED, HOWEVER, that such Returns will be prepared by treating items on such Returns in a manner consistent with the past practice with respect to such items, unless otherwise required by law. The Stockholders will provide to Parent drafts of all Returns of the Company required to be prepared and filed by the Stockholders under this Section 5.1 at least 30 days prior to the due date for the filing of such Returns (including any extensions). At least 15 days prior to the due date for the filing of such Returns (including any extensions), Parent will notify the Stockholders of the existence of any objection (specifying in reasonable detail the nature and basis of such objection) Parent may have to any items set forth on such draft Returns (a "DISPUTE NOTICE"). Parent and the Stockholders agree to consult and resolve in good faith any such objection. The Stockholders will not file any return without the prior written consent of Parent, which consent will not be unreasonably withheld or delayed; PROVIDED, HOWEVER, that no such consent will be required if Parent shall not have timely delivered a Dispute Notice or the objections contained in such Dispute Notice shall have been finally resolved.

     5.2. APPORTIONMENT OF TAXES. All Taxes and Tax liabilities with respect to the income, property or operations of the Company that relate to a taxable year or other taxable period beginning before and ending after the Closing Date will be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period as determined from the books and records of the Company, between Pre-Closing and Post-Closing Tax Periods as though the taxable year of the Company terminated at the close of business on the Closing Date, and based on accounting methods, elections and conventions that do not have the effect of distorting income and expenses. The Stockholders will be liable for the payment of all Taxes of the Company which are attributable to any Pre-Closing Tax Period, whether shown on any original return or amended return for the period referred to therein, to the extent, only in the case of Taxes attributable to the Company's 1998 Tax Year, such amounts exceed in the aggregate the 1998 Tax Reserves. The Company will be liable for the payment of all Taxes which are attributable to any Post-Closing Tax Period. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest), imposed on the Parent or the Company which are incurred in connection with this Agreement will be borne and paid by the Stockholders when due, and the Stockholders will, at their own expense, cause to be filed all necessary Returns and other documentation with respect to all such Taxes and fees. Notwithstanding the foregoing: (i) there shall be no apportionment of Federal 1120 income taxes or State of Michigan Single Business Tax for the tax year beginning September 1, 1998; and (ii) there shall be no apportionment of personal or real property taxes due after June 30, 1998.

     5.3. COOPERATION; AUDITS. In connection with the preparation of Returns, audit examinations and any administrative or judicial proceedings relating to the Tax liabilities imposed on the Company for all Pre-Closing Tax Periods, Parent and the Company on the one hand, and the Stockholders on the other hand, will cooperate fully with each other, including, but not limited to, the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Returns, the conduct of audit examinations or the defense of claims by Tax authorities as to the imposition of Taxes.

     5.4. CONTROVERSIES. Parent will promptly notify each of the Stockholders in writing upon receipt by Parent or any Affiliate of Parent (including the Company after the Closing Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period for which the Stockholders may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a "TAX MATTER"). The Stockholders, at their sole expense, will have the exclusive authority to represent the interests of the Company with respect to any Tax Matter before the IRS, any other Taxing Authority, any other governmental agency or authority or any court and will have the sole right to extend or waive the statute of limitations, with respect to a Tax Matter and to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, filing Tax returns and settling audits; PROVIDED, HOWEVER, that the Stockholders will not enter jointly and/or severally into any settlement of or otherwise compromise any Tax Matter that affects or may affect the Tax liability of Parent or the Company or any affiliate of the foregoing for any Post-Closing Tax Period, including the portion of a period beginning before the Closing Date and ending after the Closing Date, without the prior written consent of Parent, which consent will not be unreasonably withheld. The Stockholders will keep Parent fully and timely informed with respect to the commencement, status and nature of any Tax Matter. The Stockholders will, in good faith, allow Parent to consult with the Stockholders regarding the conduct of or positions taken in any such proceeding.

     5.5. AMENDED RETURNS. The Stockholders will not file or cause or permit to be filed jointly and/or severally any amended Return without the prior written consent of Parent, which consent will not be unreasonably withheld or delayed. Parent will not file or cause to be filed any amended return covering any period or adjusting any Taxes for a period which includes any period prior to the Closing Date without the prior written consent of the Stockholders, which consent will not be unreasonably withheld or delayed.

                          VI. SURVIVAL; INDEMNIFICATION

     6.1. SURVIVAL. The representations and warranties of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith will survive the Closing for two years thereafter; PROVIDED, HOWEVER, that the representations and warranties contained in Sections 3.1.10 and 3.1.18 will survive the Closing until the expiration of the statute of limitations applicable to the matters covered thereby (after giving effect to any waiver, mitigation or extension thereof granted by the Company after the Closing) and the representations and warranties contained in Sections 3.1.1, 3.1.2, 3.1.3, 3.1.4, 3.1.5 and 3.1.6, (collectively, the
"SELECTED REPRESENTATIONS AND WARRANTIES"), 3.2.1, 3.2.2, 3.2.3, 3.2.4, 4.1, 4.2, 4.3 and 4.4 will survive the Closing indefinitely. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement will survive the time at which it would otherwise terminate pursuant to the preceding sentence if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time; PROVIDED, HOWEVER, that the applicable representation or warranty will survive only with respect to the particular inaccuracy or breach specified in such written notice. All covenants and agreements of the parties contained in this Agreement will survive the Closing indefinitely.

     6.2. INDEMNIFICATION. (a) Kenneth Smith hereby agrees to indemnify, defend and hold harmless Parent and its officers, directors, employees, members, managing directors, Affiliates (including the Company) and agents, and the successors to the foregoing (and their respective officers, directors, employees, members, managing directors, Affiliates and agents) (collectively, the "PARENT INDEMNIFIED PARTIES"), against any and all liabilities, damages and losses, including, without limitation, diminution in value of the Company, Company Stock, lost profits and, only to the extent asserted in a Third Party Claim, punitive damages, and all costs or expenses, including, without limitation, attorneys' and consultants' fees and expenses ("DAMAGES"), incurred or suffered as a result of or arising out of the failure of any representation or warranty in any subsection of Section 3.1 to be true and correct as of the Closing Date (other than a breach of Section 3.1.10 with respect to Taxes, which will be governed by Section 6.3) as a result of an event, fact or circumstance occurring on or after, and not otherwise existing prior to, January 1, 1997. Kenneth Smith will not be liable under this Section 6.2(a) (other than with respect to breaches of any of the Selected Representations and Warranties) unless the aggregate amount of Damages exceeds $100,000 and then from the first dollar to the full extent of such Damages; PROVIDED, FURTHER, HOWEVER, that Kenneth Smith's liability under this Section 6.2(a) (other than with respect to breaches of any of the Selected Representations and Warranties) will not exceed, in the aggregate, $3.0 million.

     (b) Each of the Leidal Family Stockholders hereby agrees to indemnify, defend and hold harmless, jointly and severally, the Parent Indemnified Parties against any and all Damages incurred or suffered as a result of or arising out of the failure of any representation or warranty in any subsection of Section
3.1 to be true and correct as of the Closing Date (other than a breach of Section 3.1.10 with respect to Taxes, which will be governed by Section 6.3) as a result of an event, fact or circumstance occurring or existing prior to, but not first occurring on or after, January 1, 1997; PROVIDED, HOWEVER, that the Leidal Family Stockholders will not be liable under this Section 6.2(b) (other than with respect to breaches of any of the Selected Representations and Warranties) unless the aggregate amount of Damages exceeds $100,000 and then from the first dollar to the full extent of such Damages; PROVIDED, FURTHER, HOWEVER, that the Leidal Family Stockholders' liability under this Section 6.2(b) (other than with respect to breaches of any of the Selected Representations and Warranties) will not exceed, in the aggregate, $3.0 million.

     (c) Each of the Stockholders severally and not jointly, hereby agree to indemnify, defend and hold harmless the Parent Indemnified Parties against any and all Damages incurred or suffered as a result of or arising out of the failure of any representation or warranty made by such Stockholder in any subsection of Section 3.2 of this Agreement to be true and correct as of the Closing Date.

     (d) Parent and the Company, jointly and severally, hereby agree to indemnify, defend and hold harmless the Stockholders against Damages incurred or suffered as a result of or arising out of the failure of any representation or warranty made by Parent or Merger Sub in this Agreement to be true and correct as of the Closing Date; PROVIDED, HOWEVER, that Parent will not be liable under this Section 6.2(d) unless the aggregate amount of Damages exceeds $100,000 and then from the first dollar to the full extent of such Damages; PROVIDED, FURTHER, HOWEVER, that Parent's liability under this Section 6.2(d) will not exceed, in the aggregate, $6.0 million.

     6.3. TAX INDEMNIFICATION. (a) Kenneth Smith hereby agrees to indemnify, defend and hold harmless the Parent Indemnified Parties against (i) all Taxes (and losses, claims and expenses related thereto) resulting from, arising out of, or incurred with respect to, any claims that may be asserted by any party based upon, attributable to, or resulting from the failure of any representation or warranty made pursuant to Section 3.1.10 to be true and correct as of the Closing Date as a result of an event, fact or circumstance occurring on or after, and not otherwise existing prior to, January 1, 1997, to the extent, only in the case of Taxes attributable to the Company's 1998 Tax Year, such amounts exceed in the aggregate the 1998 Tax Reserves, (ii) all Taxes imposed on or asserted against the Company or for which the Company may be liable in respect of the properties, income or operations of the Company for all Pre-Closing Tax Periods ending on or after January 1, 1997, to the extent, only in the case of Taxes attributable to the Company's 1998 Tax Year, such amounts exceed in the aggregate the 1998 Tax Reserves, and (iii) all Taxes imposed on or asserted against the Company, or for which the Company may be liable, as a result of any transaction contemplated by this Agreement, but excluding (i) any Federal 1120 income taxes or State of Michigan Single Business Tax for the tax year beginning September 1, 1998, and (ii) any real and personal property taxes of the Company due after June 30, 1998.

     (b) Each of the Leidal Family Stockholders hereby agrees to indemnify, defend and hold harmless, jointly and severally, the Parent Indemnified Parties against (i) all Taxes (and losses, claims and expenses related thereto) resulting from, arising out of, or incurred with respect to, any claims that may be asserted by any party based upon, attributable to, or resulting from the failure of any representation or warranty made pursuant to Section 3.1.10 to be true and correct as of the Closing Date as a result of an event, fact or circumstance occurring or existing prior to, but not first occurring on or after, January 1, 1997, and (ii) all Taxes imposed on or asserted against the Company or for which the Company may be liable in respect of the properties, income or operations of the Company for all Pre-Closing Tax Periods ending prior to January 1, 1997.

     6.4. PROCEDURES. (a) If any Person who or which is entitled to seek indemnification under Section 6.2 or Section 6.3 (an "INDEMNIFIED PARTY") receives notice of the assertion or commencement of any Third Party Claim against such Indemnified Party with respect to which the Person against whom or which such indemnification is being sought (an "INDEMNIFYING PARTY") is obligated to provide indemnification under this Agreement, the Indemnified Party will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 20 days after receipt of such written notice of such Third Party Claim. Such notice by the Indemnified Party will describe the Third Party Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Damages that has been or may be sustained by the Indemnified Party. The Indemnifying Party will have the right to participate in, or, by giving written notice to the Indemnified Party, to assume, the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (reasonably satisfactory to the Indemnified Party), and the Indemnified Party will cooperate in good faith in such defense.

     (b) If, within ten days after giving notice of a Third Party Claim to an Indemnifying Party pursuant to Section 6.4(a), an Indemnified Party receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 6.4(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; PROVIDED, HOWEVER, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten days after receiving written notice from the Indemnified Party that the Indemnified Party reasonably believes the Indemnifying Party has failed to take such steps or if the Indemnifying Party has not undertaken fully to indemnify the Indemnified Party in respect of all damages relating to the matter, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs and expenses paid or incurred in connection therewith. Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or which provides for injunctive or other non-monetary relief applicable to the Indemnified Party, or, as to matters other than Tax Matters, does not include an unconditional release of all Indemnified Parties. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnified Party to that effect. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer. The Indemnified Party will provide the Indemnifying Party with reasonable access during normal business hours to books, records, and employees of the Indemnified Party necessary in connection with the Indemnifying Party's defense of any Third Party Claim which is the subject of a claim for indemnification by an Indemnified Party hereunder.

     (c) Any claim by an Indemnified Party on account of Damages which does not result from a Third Party Claim (a "DIRECT CLAIM") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 20 days after the Indemnified Party becomes aware of such Direct Claim. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of Damages that has been or may be sustained by the Indemnified Party. The Indemnifying Party will have a period of ten days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such ten day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

     (d) A failure to give timely notice or to include any specified information in any notice as provided in Section 6.4(a), 6.4(b) or 6.4(c) will not affect the rights or obligations of any party hereunder, except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially prejudiced as a result of such failure.

     (e) All indemnifiable Damages under this Agreement will be paid in cash in immediately available funds.

     6.5. TREATMENT OF INDEMNIFICATION PAYMENTS. Any amount paid by any Stockholder or Parent under Section 6.2 or 6.3 will be treated as a capital contribution, on the one hand, or an adjustment to the Aggregate Closing Merger Consideration, on the other hand.

     6.6. INDEMNIFICATION AMOUNTS NET OF BENEFITS RECEIVED. The amount of Damages for which indemnification is provided under Sections 6.2 and 6.3 will be computed net of any insurance proceeds received by the Indemnified Party in connection with such Damages, reduced by all costs and expenses related thereto and any premium increase or expense resulting therefrom. If the amount with respect to which any claim is made under this Section 6.6 gives rise to a currently realizable Tax benefit, the indemnity payment will be reduced by the amount of such currently realizable benefit then available to the party making the claim if and to the extent actually realized by such party in the fiscal year in which such indemnity payment is made to such party or in the next succeeding fiscal year.

                               VII. MISCELLANEOUS

     7.1. NOTICES. All notices, requests and other communications to any party hereunder will be in writing (including facsimile transmission) and will be given to such party at its address set forth in SCHEDULE 7.1. All such notices, requests and other communications will be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication will be deemed not to have been received until the next succeeding business day in the place of receipt.

     7.2. AMENDMENTS AND WAIVERS. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law.

     7.3. EXPENSES. Except as otherwise expressly provided for herein, the parties will pay or cause to be paid all of their own fees and expenses incident to this Agreement and in preparing to consummate and consummating the transactions contemplated hereby, including the fees and expenses of any broker, finder, financial advisor, legal advisor or similar person engaged by such party. It is agreed that the Company shall pay, at or prior to the Closing, the reasonable legal fees of Thav, Gross, Steinway & Bennett, P.C. for services rendered in

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connection with this transaction, provided that a reasonably detailed invoice therefor shall have been delivered to Parent at the Closing.

     7.4. SUCCESSORS AND ASSIGNS. The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

     7.5. NO THIRD PARTY BENEFICIARIES. Except as provided in Article VI, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied will give or be construed to give to any Person, other than the parties hereto and such permitted assigns any legal or equitable rights hereunder.

     7.6. GOVERNING LAW. This Agreement will be governed by, and construed in accordance with, the law of the State of New York, without regard to the conflict of laws rules of such state.

     7.7. JURISDICTION. Except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any court of competent jurisdiction in the Borough of Manhattan or the United States District Court for the Southern District of New York and each of the parties hereby consents to the non-exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.1 will be deemed effective service of process on such party.

     7.8. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     7.9. COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     7.10. HEADINGS. The headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions hereof.

     7.11. ENTIRE AGREEMENT. This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement among the parties with respect to the subject matter of this Agreement. This Agreement (including the Schedules and Exhibits hereto) supersedes all


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

prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof of this Agreement.

     7.12. SEVERABILITY. If any provision of this Agreement or the application of any such provision to any person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof.

     7.13. NO WAIVER. No action or inaction taken or omitted pursuant to this Agreement will be deemed to constitute a waiver of compliance with any representations, warranties or covenants contained in this Agreement and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.

     7.14. CERTAIN INTERPRETIVE MATTERS. (a) Unless the context otherwise requires, (a) all references to Sections, Articles, Exhibits or Schedules are to Sections, Articles, Exhibits, or Schedules of or to this Agreement, (b) each of the Schedules will apply only to the corresponding Section or subsection of this Agreement, (c) each term defined in this Agreement has the meaning assigned to it, (d) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (e) words in the singular include the plural and VICE VERSA, and (f) the term "INCLUDING" means "including without limitation." All references to $ or dollar amounts will be to lawful currency of the United States. To the extent the term "day" or "days" is used, it shall mean calendar days.

     (b) No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

     (c) (i) All references to the "KNOWLEDGE OF THE COMPANY" or to words of similar import will be deemed to be references to the actual knowledge of one or more of the executive officers or directors of the Company whose names are listed on SCHEDULE 7.14(c)(i), and will include such knowledge as such executive officers or directors would have had after due inquiry of the responsible individuals of the Company whose names are listed separately on SCHEDULE 7.14(c)(i) and its counsel and accountants.

          (ii) All references to the "KNOWLEDGE OF PARENT" or to words of similar import will be deemed to be references to the actual knowledge of one or more of the executive officers, directors or members of the management committee of Parent whose names are listed on SCHEDULE 7.14(c)(ii) and, will include such knowledge as such executive officers, directors or management committee members would have had after due inquiry of the responsible individuals of Parent whose names are listed separately on SCHEDULE 7.14(c)(ii) and its counsel and accountants.

          (iii) All references to the "KNOWLEDGE OF STOCKHOLDER" or to words of similar import will be deemed to be references to the actual knowledge of such Stockholder, as applicable.


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




     7.15. FURTHER ASSURANCES. From time to time, as and when requested by any party hereto, the other parties will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions, as the requesting party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

     The parties hereto have caused this Agreement to be duly executed by their respective authorized officers or in their individual capacity, if applicable, as of the day and year first above written.



                                  GALAXY INDUSTRIES
                                  CORPORATION


                                  By:   /s/  Kenneth Smith
                                        ------------------------
                                        Name:  Kenneth Smith
                                        Title:  President

                                  GALAXY HOLD CO., INC.


                                  By:    /s/  William Gumina
                                        ------------------------
                                         Name:  William Gumina
                                         Title:  Vice President

                                  GALAXY ACQUISITION, INC.


                                  By:    /s/  William Gumina
                                        ------------------------
                                        Name:  William Gumina
                                        Title:  Vice President

                                  /s/ Kenneth Smith
                                  ------------------------------
                                  Kenneth Smith

                                  /s/ Robert H. Leidal
                                  ------------------------------
                                  Robert H. Leidal

                                  /s/ Betty A. Leidal
                                  ------------------------------
                                  Betty A. Leidal

                                  /s/ Michael R. Leidal
                                  ------------------------------
                                  Michael R. Leidal

                                  /s/ Cheryl Brooks
                                  ------------------------------
                                  Cheryl Brooks

                                  Robert H. Leidal Revocable Living Trust


                                  By:   /s/ Robert H. Leidal
                                        ----------------------
                                        Robert H. Leidal
                                        Trustee


                                  Betty A. Leidal Revocable Living Trust


                                  By:    /s/ Betty A. Leidal
                                        ----------------------
                                        Betty A. Leidal
                                        Trustee